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                                      For:       EKCO Group, Inc.

                                      Contact:   Don DeNovellis
                                                 Chief Financial Officer
                                                 (603) 888-1212

                                                 Stacey Bibi/Caroline Eustace/
FOR IMMEDIATE RELEASE                            Morgen-Walke Associates
                                                 (212) 850-5600

                                                 Michael McMullen/
                                                 StaceyRoth
                                                 Morgen-Walke Associates
                                                 (212) 850-5600

         EKCO GROUP, INC. COMMENCES TENDER OFFER FOR $125 MILLION OF
                              OUTSTANDING NOTES


        Nashua, NH, August 12, 1999 --EKCO Group, Inc. (ASE:EKO) announced today that it has commenced a tender offer and consent solicitation for all of its outstanding $125 million 9 1/4% Series B Senior Notes due 2006 (the "Notes").

        The tender offer and consent solicitation are suject to terms and conditions in the Offer to Purchase and Consent Solicitation Statement dated August 13, 1999. The tender offer will expire at 11:59 p.m., New York City time, on Monday, September 13, 1999, unless extended. The consent solicitation will expire at 5:00 p.m., New York City time, on the solicitation expiration date, which is one business day after the later of Friday, August 27, 1999 and the first date that EKCO recieves the requisite consents.

        The total consideration offered in the tender offer and the consent solicitation will be equal to an amount based on the yield to the earliest redemption date using a fixed spread of 50 basis points over the bid side yield on the 6 3/8% U.S. Treasury Note due March 31, 2001 on the second business day immediately preceding the scheduled expiration date of the offer.

        EKCO is also seeking consents from the registered holders of the Notes to certain proposed amendments to the Indenture relating to the Notes. Holders will be required to tender their Notes in order to consent to the proposed amendments, and Holders will be required to consent to the proposed amendments in order to tender. If all the conditions are satisfied, Holders who deliver consents on or prior to the solicitation expiration date, will receive a consent payment of $30 per $1,000 principal amount of Notes. The total consideration for timely tender and consent includes the $30 consent payment. Holders who tender their Notes after the solicitation expiration date will receive the total consideration minus the consent payment.

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        On August 5, 1999, EKCO, EG Two Acquisition Co., a Delaware corporation
(the "Purchaser"), and CCPC Acquistion Corp., entered into an Agreement and
Plan of Merger, dated as of August 5, 1999 in which the Purchaser agreed to purchase all of EKCO's common stock and all of EKCO's Series B ESOP Convertible Preferred Stock. Neither the consummation of the tender offer for the Notes nor the consent solicitation is a condition to any of the transactions contemplated by the Merger Agreement, including the tender offer for the outstanding common stock of EKCO. However, the consummation of the equity tender offer contemplated by the Merger Agreement is a condition to the consummation of the tender offer for the Notes.

        EKCO is a leading U.S. developer, manufacturer and marketer of branded consumer products that are broadly marketed primarily in the United States through major mass merchant, supermarket, home, hardware, specialty and department stores. EKCO's products include household items such as bakeware, kitchenware, pantryware, brooms, brushes and mops, as well as non-poisonous and low-toxic household pest control products and small animal care and control products. EKCO also markets pet products, such as pet food, ropes, chews, collars and leashes.

        Lehman Brothers, Inc. and Salomon Smith Barney are the Dealer Managers for the tender offer and the Solicitation Agents for the consent solicitation. They can be reached at (800) 438-3242 and (800) 558-3745, respectively. Requests for assistance or additional sets of the offer materials may be directed to MacKenzie Partners, Inc. at (212) 929-5500 or (800) 322-2885.

        This anouncement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 13, 1999.

        Except for historical information contained herein, the matters discussed in the press release are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: the impact of the level of the Company's indebtedness; restrictive covenants contained in the Company's various debt documents; general economic conditions and conditions in the retail environment; the Company's dependence on a few large customers; price fluctuations in the raw materials used by the Company; competitive conditions in the Company's markets; the timely introduction of new products and costs associated therewith; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; the seasonal nature of the Company's business; the timely implementation by the Company of its year 2000 project, the future cost associated with its year 2000 project and the timely conversion by key vendors, customers, suppliers and other third parties on which the Company's business relies; and the impact of federal, state and local


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environmental requirements (including the impact of current or future environmental claims against the Company). As a result, the Company's results may fluctuate. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's best estimates as of the date of this press release. The Company assumes no obligation to update such estimates except as required by the rules and regulations of the Securities and Exchange Commission.

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